Exhibit 10.11
TERM LOAN AGREEMENT
     This Term Loan Agreement is entered into as of the 6th day of September, 2006 (the “Effective Date”), by and between XStream Systems, Inc., a Delaware corporation (“Borrower”) and Kimball International, Inc., an Indiana corporation (“Kimball”).
Agreement
     WHEREAS, Borrower and Kimball have entered into a Memorandum of Understanding dated June 14, 2006 pursuant to which Kimball agreed to loan certain funds to Borrower;
     WHEREAS, Borrow and Kimball Electronics, Inc., have entered into a Supply Agreement (defined below) dated September 6, 2006;
     WHEREAS, the parties desire to commit their agreement to writing.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Borrower and Kimball agree as follows:
ARTICLE I
Definition of Terms
     Section 1.01. Definitions. All capitalized terms used in this Agreement are used with the meanings ascribed to those terms where they first appear in bold type.
     Agreement. The term “Agreement” shall mean this Term Loan Agreement (including all exhibits hereto), as the same hereafter may be amended, restated, modified or supplemented from time to time and at any time.
     Business Day. The term “Business Day” shall mean a day on which banks in Indianapolis, Indiana, are open for business.
     Change of Control. The term “Change of Control” shall mean the occurrence of any of the following:
     (a) the failure of Mayo Group at all times to own, directly and free and clear of all liens, at least 8% of the issued and outstanding shares of capital stock or equity interests of Borrower calculated on a fully diluted basis.
     (b) any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of Borrower by Mayo Group, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of Borrower by any holder or holders thereof and, as a result thereof in either case, Mayo Group holds less than 8% of the shares of Borrower initially held by Mayo Group as of the date hereof (as such number of units may be adjusted from time to time for unit splits, reverse unit splits, unit dividends, recapitalizations or similar events);
     (c) a merger, consolidation, reorganization, recapitalization or exchange of equity interests in which the Mayo Group’s equity interest of Borrower immediately prior to such transaction receive, in exchange for securities of Borrower owned by them, cash, property, or securities of the resulting or surviving entity and as a result thereof persons of the Mayo Group who were holders of voting securities of Borrower (and any affiliates of such persons) hold, in the aggregate, less than 8% of the voting capital stock or other voting ownership interests, calculated on a fully diluted basis, of the resulting legal entity entitled to vote in the election of directors or managers;
     (d) any action, happening or event by which Brian T. Mayo ceases to be President and Chief Executive Officer of Borrower;
     (e) a sale, transfer or other disposition of all or substantially all of the assets of Borrower;
     Default Rate. The term “Default Rate” shall mean Nine Percent (9%) per annum.
     Indebtedness. The term “Indebtedness” shall mean all present and future indebtedness, obligations and liabilities and all renewals and extensions thereof, now or hereafter owed to Kimball by Borrower evidenced by or arising under, with respect to, pursuant to, in connection with or by virtue of this Agreement and the Loan Instruments, together with all interest accruing thereon and all costs, expenses and reasonable attorneys’ fees incurred by Kimball in the enforcement thereof.
     Loan Instruments. The term “Loan Instruments” shall mean collectively: (i) this Agreement; (ii) the Term Note as defined in Section 3.01(b) hereof; and (iii) any and all other instruments, agreements and documents delivered or to be delivered to Kimball pursuant to or by virtue of this Agreement, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.
     Mayo Group. The term “Mayo Group” means Brian T. Mayo, his wife Liz Mayo, his son Zach Mayo, and his brother Dr. William Mayo.
     Person. The term “Person” means any individual, firm, corporation, association, partnership, joint venture or other entity.
     Supply Agreement. The term “Supply Agreement” means the definitive supply agreement, dated September 6, 2006, entered into by and between Borrower and Kimball Electronics, Inc., a subsidiary of Kimball, as the same hereafter may be amended, modified or supplemented from time to time and at any time.

     Term Maturity Date. The term “Term Maturity Date” shall mean the earlier of: (i) September 5, 2008; or (ii) the date to which payment of the Term Loan is accelerated pursuant to and in accordance with me terms of Section 7.01 of this Agreement.
ARTICLE II
Representations and Warranties of Borrower
     Section 2.01. Full Disclosure-Survival of Representations and Warranties. Borrower warrants to Kimball that none of the written statements, representations or warranties furnished by Borrower to Kimball in connection with this Agreement or any of the other Loan Instruments (a) contain or will contain any untrue statement or (b) omits or will omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, not misleading.
     Section 2.02. Representations and Warranties of Borrower. To induce Kimball to enter into this Agreement and to make the Term Loan, the Borrower hereby makes the following warranties and representations:
     (a) Binding Agreement. This Agreement and the Loan Instruments and the documents to be delivered pursuant hereto are, and will be valid and binding against Borrower in accordance with their terms, and the execution, delivery and performance of this Agreement and the Loan Instruments are not in contravention of law or of any undertaking to which any Borrower is a party or by which it is bound.
     (b) Consents. No consent, approval or authorization of or declaration or filing with any governmental authority on the part of Borrower is required in connection with the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby.
     (c) Financial Statements. The financial statements and other information of Borrower delivered to Kimball are, and when delivered will be complete and accurate in all respects and present fairly the financial condition of Borrower as of the dates indicated. There has been no material adverse change in the condition of Borrower, financial or otherwise, since the date of said financial statements.
     (d) Tax Returns. Borrower has filed all federal, state and local tax returns and other reports that are required by law to be filed prior to the date hereof and has paid or has caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable.
     (e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body or agency is currently pending, or to the knowledge of the Borrower is threatened, against Borrower or any of his properties which, if adversely determined, could have a material adverse impact on the financial condition of Borrower or the transactions contemplated by this Agreement.
     (f) Enterprise Value. Borrower’s enterprise valuation (the “Enterprise Valuation”) set forth on Exhibit A is true and accurate in all respects.
ARTICLE III
Borrowing Terms
     Section 3.01. Term Loan.
     (a) Term Loan. The initial indebtedness in the amount of $2,000,000 (referred to herein as the “Term Loan”), shall be evidenced by the Term Note.
     (b) Term Note. Borrower’s obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by a promissory note, dated as of the Closing Date, executed and delivered by Borrower to Kimball payable to the order of Kimball in the principal amount of Two Million and No/100 Dollars ($2,000,000.00), and otherwise in the form attached hereto as Exhibit B (referred to herein, together with all extensions, replacements and renewals thereof, as the same may be amended and/or restated from time to time and at any time as the “Term Note”). Kimball shall retain the Term Note until the Term Loan is paid in full.
     (c) Interest on the Term Loan. The principal balance of the Term Loan, as evidenced by the Term Note, outstanding from time to time from and after the Closing Date shall bear interest (computed on the basis of a year consisting of 360 days and the actual number of days elapsed) from and after the Closing Date until the Term Maturity Date, and so long as no Event of Default has occurred and remains uncured, at five percent (5%) per annum.
     (d) Payments Required. On the Term Maturity Date the entire principal balance of the Term Loan and all accrued, unpaid interest thereon shall be due and payable in full. After the Term Maturity Date, interest shall be due and payable as it accrues, without demand. Kimball may convert some or all of such repayment amount to common stock of Borrower (“Conversion Right”). If Kimball elects to convert some or all of such repayment amount to Borrower common stock, then the conversion price shall be the fair market value of Borrower’s common stock at the time of conversion and Kimball shall enter into Borrower’s standard form of Stock Restriction Agreement. Such Conversion Right shall not be exercisable if Kimball or Kimball Electronics, Inc. is in breach of this Agreement or the Supply Agreement.

     (e) Prepayment of the Term Loan. Borrower may prepay all or any portion of the outstanding principal balance of the Term Loan at any time without premium or penalty.
     (f) Application of Payments. All payments, as received, shall be applied first, to the payment of any amounts then owed by Borrower to Kimball under or pursuant to the Loan Instruments, other than Term Loan interest or principal second, to the payment of interest accrued to the date of receipt of payment; and the balance, if any, to principal.
     (g) Timing of Payments. All payments by Borrowers under this Agreement and the Term Note shall be made to Kimball at 1600 Royal Street, Jasper, Indiana 47549 on the date when due in each case in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal and interest thereon, interest thereon shall be payable at the then applicable rate during such extension.
Article IV
Letter of Credit
     Section 4.01. Letter of Credit. $1,000,000 of the Term Loan shall be used by Borrower to issue a 24-month irrevocable, standby letter of credit of equal amount for the benefit of Kimball Electronics Group, Inc. (“KEG”). KEG shall be entitled to draw upon the letter of credit as and when KEG presents invoices on behalf of Kimball Electronics, Inc., as contemplated under the Supply Agreement, for (a) engineering and/or manufacturing design services rendered to Borrower (“Services”), (b) tooling and equipment used solely in connection with the Borrower’s XT250 system (collectively, “Tooling”) at its standard billing rates in support of the XT250 system, and/or (c) the shipment of XT250 prototype and/or production units to Borrower or its designee. The letter of credit issuing bank shall be Sun Trust Bank. All draws upon the letter of credit by KEG shall only be made for previously quoted Services and Tooling that were pre-approved by Borrower.
ARTICLE V
Borrowing Conditions
     Section 5.01. Conditions Precedent to Term Loan. The obligations of Kimball to enter into this Agreement, and to enter into the other Loan Instruments, shall be subject to satisfaction of each of the conditions precedent set forth herein, and shall be subject to the condition that on or prior to the Closing Date, Kimball shall have received the Term Note, duly authorized and executed by Borrower, and in compliance with the provisions of Article III of this Agreement.

ARTICLE VI
Affirmative and Negative Covenants of Borrower
     Section 6.01. Affirmative Covenants of Borrower. Until payment in full of all of the Indebtedness and the performance by Borrower of all of its other obligations under the Loan Instruments, Borrower covenants and agrees that, unless Kimball shall otherwise consent in writing as provided in Section 8.05 hereof:
     (a) Payment of Taxes. Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or on income or profits or upon property belonging to Borrower prior to the date on which penalties attach thereto and all lawful claims and debts which, if unpaid, might become a lien or charge upon the property of Borrower, provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim for which Borrower has obtained a bond or insurance, or for which Borrower has established a reserve and the payment of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.
     (b) Litigation. Borrower shall notify Kimball in writing, promptly upon learning thereof, of any action, litigation or proceeding pending or threatened against or involving Borrower in any court or before or by any agency or regulatory body which could result in a judgment or liability against Borrower in excess of $10,000 or which could adversely affect any material asset of Borrower, or the income of Borrower or the right of Borrower to carry on its business as now conducted.
     (c) Notices. Borrower shall immediately inform Kimball by written notice of the occurrence of any event or condition of any nature which may constitute or may lead to or result in an Event of Default.
     (d) Payment of Debt. Borrower shall pay, as and when due, all indebtedness, liabilities and obligations of Borrower payable to any Person; provided, however, that Borrower shall be permitted to assert, in good faith, any defense to any such liability or obligation without the same being considered a breach hereof.
     (e) Comply With Laws. Borrower shall perform and promptly comply, and cause all property of Borrower to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders and requirements (including, without limitation, zoning ordinances, building codes and environmental laws, and the regulations adopted pursuant thereto and any other similar applicable federal, state or local laws, rules, regulations or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Borrowers, or any of the properties of Borrower; (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions, to the extent usually complied with by a Person owning similar properties in the same general areas in which such properties are located; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.
     (f) Access to Information. At all reasonable times and as often as Kimball may reasonably request, permit authorized representatives of Kimball to: (a) have access to the financial records of Borrower and other records relating to the operations and procedures of Borrower; and (b) discuss the affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers of Borrower, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement or the other Loan Instruments or the financial condition of Borrower.
     (g) Enterprise Valuation. On the first day of each calendar quarter Borrower shall deliver to Kimball a detailed description of Borrower’s capital structure as well as the details of Borrower’s Enterprise Valuation in a format substantially similar to that shown on Exhibit A.
     (h) Financial Reports. As soon as possible following the end of each quarter and year, quarterly or annual financial statements of Borrower for the applicable period, certified by Borrower’s chief executive or chief financial officer as fairly presenting the information in the statements in all material respects in accordance with GAAP shall be delivered to Kimball.
ARTICLE VII
Events of Default—Acceleration
     Section 7.01. Acceleration of Indebtedness. Upon the happening of any Event of Default, or at any time thereafter during the continuance of such Event of Default, Kimball shall be entitled, by written notice to Borrower, to declare the entire unpaid balances of principal and interest of the Term Note and all other payments required to be made by Borrower under the Term Note or under any of the Loan Instruments to be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived. Upon the occurrence of an Event of Default and Kimball’s election to accelerate the maturity of the Term Note, Kimball shall be entitled to enforce any and all of his rights under the Loan Instruments.
     Section 7.02. Events of Default. Each of the following events shall constitute an “Event of Default” for purposes of this Agreement and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

     (a) Any amount payable under the Term Note or any of the other Indebtedness remains unpaid for more than ten (10) days after the due date thereof;
     (b) Borrower defaults in the due observance or performance of any other covenant, condition or agreement on the part of Borrower to be observed or performed pursuant to the terms of this Agreement or any other of the Loan Instruments and such default remains uncured for thirty (30) days from the date of Borrower’s receipt of notice from Kimball as to the existence of such default;
     (c) Any representations, warranty, statement, affidavit or certificate given or furnished at any time by Borrower to Kimball proves to be incorrect as of the date as of which the representation, warranty, statement, affidavit or facts was given, stated or certified and the same remains uncured for thirty (30) days from the date of Borrower’s receipt of notice from Kimball as to the existence of such inaccuracy;
     (d) Borrower makes an assignment for the benefit of creditors, becomes insolvent, or admits in writing inability to pay its debts as they become due;
     (e) A decree or order for relief by a court having jurisdiction in the premises in respect of Borrower is entered in an involuntary case under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for all or substantially all the property of Borrower or ordering the winding up or liquidation of the affairs of Borrower and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;
     (f) A voluntary case is commenced by Borrower under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or Borrower shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for all or substantially all the property of Borrower;
     (g) There occurs an “Event of Default” or “Default,” as such terms are defined in any of the Loan Instruments, or any other default in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any other of the Loan Documents on the part of Borrower;
     (h) The outstanding Indebtedness shall exceed at any time exceed 50% of the fair market value of Borrower’s equity (valued at such time by the

Borrower’s most recent common stock offering as per the Enterprise Valuation) and subordinated debt as determined by Kimball in Kimball’s reasonable discretion;
     (i) Any event shall occur which has a material adverse effect upon Borrower’s financial condition, or Kimball shall reasonably determine that the prospect of payment or performance of the Term Loan has been impaired;
     (j) Any suit, action or other proceeding shall be commenced against Borrower with respect to the assets of Borrower, which shall threaten to have a material and adverse effect on the future operations of Borrower; any final judgment or settlement shall be entered in or agreed to with respect to an such suit, action or proceeding, unless, pending further proceedings, execution has been effectively stayed or bonded against; or a judgment creditor of Borrower shall obtain possession of the material portion of the assets of Borrower;
     (k) Any financial statement, representation, warranty, certification or other statement or writing contained herein or otherwise furnished on behalf of Borrower to Kimball is false or shall at any time prove to have been false, incorrect or incomplete when made or effective or reaffirmed as the case may be;
     (l) Borrower shall breach the terms of the Supply Agreement or terminate the Supply Agreement without cause; or
     (m) A Change of Control occurs.
ARTICLE VIII
Miscellaneous
     Section 8.01. Notices. Any and all notices or other communications required or permitted under this Agreement or any other of the Loan Instruments shall be in writing and shall be sufficiently given if delivered in person to, or sent by certified or registered mail, postage prepaid, addressed as follows:

To Kimball:	Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attn: Donald D. Charron

To the Borrower:	XStream Systems, Inc.
3873 39th Square
Vero Beach, Florida 32960
Attn: Brian T. Mayo
or to such other address or person as shall be designated from time to time by notice.

     Section 8.02. Choice of Law. The laws of the State of Indiana shall govern this Agreement and the other Loan Instruments, in all aspects, including execution, interpretation, performance and enforcement, without regard to principles of conflicts of law. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR THE LOAN INSTRUMENTS, WHETHER BASED UPON CONTRACT OR TORT, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF INDIANA.
     Section 8.03. Modification of Agreement. Unless otherwise specifically provided in this Agreement, a modification, amendment or waiver of any provision of this Agreement, or any other of the Loan Instruments, or a consent to any departure by Borrower therefrom, shall be effective only when the same shall be in writing and signed by Kimball and Borrower, and then such waiver of consent shall be effective only in the specific instance and for the purpose for which given. No amendment, modification or waiver shall extend the maturity of the Term Note, extend the time for, or reduce the amount of, any scheduled payment or any interest due and payable pursuant to the terms hereof, or reduce the rate of interest payable with respect to the Term Loan without the express and specific written consent of Kimball.
     Section 8.04. No Reliance/Disclaimer. Any reports, appraisals, inspections or studies commissioned by or undertaken by Kimball in connection with the Term Loan are for internal lending purposes only and are not to be relied upon by Borrower, directly or indirectly, in any way.
     Section 8.05. No Waiver—Remedies Cumulative. Neither failure nor delay on the part of Kimball in exercising any right, power or privilege hereunder or under the Term Note, or any extensions or renewals thereof, or under any other of the Loan Instruments shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notices or demands in similar or other circumstances, or constitute a waiver of any of Kimball’s rights or powers to take other or further action in any circumstances without notice or demand. No remedy conferred in this Agreement or in any of the other Loan Instruments upon Kimball is intended to be exclusive of any other remedy and each shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise.
     Section 8.06. Binding on Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.
     Section 8.07. Further Assurances. Borrower shall, at its expense, upon request of Kimball, duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of Kimball to carry out the provisions and purposes of this Agreement.
     Section 8.08. Entire Agreement. This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any portion or provisions hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by Kimball and Borrower.
     Section 8.9. Nonassignability. The rights of Borrower under this Agreement may not be assigned without the prior written consent of Kimball.
     Section 8.10. Severability. In case any one or more of the provisions contained in this Agreement or in any other of the Loan Instruments, shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
     Section 8.11. Section Headings and Construction. The section headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of such sections of this Agreement. Each covenant contained in this Agreement shall be construed (absent an express contrary provision contained herein) as being independent of each other covenant contained herein and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all other covenants.
     Section 8.12. Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Instruments shall survive all closings under the Loan Instruments and, except as otherwise indicated, shall not be affected by any investigation made by any party.
     IN WITNESS WHEREOF, Borrower and Kimball each have executed this Agreement as of the day and year first above written.

Kimball International, Inc., an Indiana corporation
By:	/s/ Donald D. Charron
Its: Executive Vice President
(“Kimball”)

XStream Systems, Inc., a Florida corporation
By:	/s/ Brian T. Mayo
Its: President & Chief Executive Officer
(“Borrower”)

EXHIBIT A
Enterprise Valuation

Investor	Shares	%	Value(1)

Founders	740,100	31,8%	$2,812,380
Initial Round	639,960	27.5%	2,431,848
Warrants	305,000	13.1%	1,159.000
Rutgers	73,500	3.2%	279,300
Options — Exercised	62,078	2.7%	235.896
Angel Round	92,105	4.0%	350,000
Options — Unexercised (2)	411,508	17.7%	1,563,730

Total	2,324,251	100.0%	8,832,155	Equity Valuation

			1,525,000	Subordinated debentures

			$10,357,155	Enterprise valuation

Note 1:	Current valuation of equity determined by most recent common stock offering in Angel Round of financing commencing in April 2006 at $3.80 per share.

Note 2:	Options unexercised vest over four years

EXHIBIT B
CREDIT NOTE

$2,000,000	Date: September 6, 2006 Jasper, Indiana
          FOR VALUE RECEIVED, XSTREAM SYSTEMS, INC., a Delaware corporation (referred to as the “Borrower”), hereby promises to pay to the order of KIMBALL INTERNATIONAL, INC. (the “Lender”), in the City of Jasper, Indiana, or at such other place as the holder hereof may designate in writing, the principal sum of Dollars TWO MILLION AND NO/100 DOLLARS ($2,000,000), or the aggregate unpaid principal amount of all loan advances made by the Lender to the Borrower, in lawful money of the United States of America and in immediately available funds, together with interest at the per annum rate of five percent (5.0%) on the unpaid principal balance existing from time to time, in one (1) lump sum on September 5, 2008.
          The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each loan advance under this Note and the date and amount of each principal payment hereunder.
          This Note may be prepaid in full or in part at any time.
          If Borrower defaults in making the payment of any installment of principal or interest when due, then the entire balance of principal of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein, together with reasonable attorneys’ fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of such default on the unpaid principal balance hereof at the interest rate of 9% per annum or the maximum amount permitted by law, whichever is less, shall, at the election of the Lender, and without relief from valuation and appraisement laws, become immediately due and payable.
          Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest and expressly agree that this Note and any payment coming due under it may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.
          Notice of acceptance of this Note by the Lender is hereby waived.
          No delay or omission on the part of the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of the Lender of any right or remedy shall preclude other or further exercise thereof or of any other right or remedy.
     BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF BORROWER OR THE LENDER. BORROWER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY BORROWER AND THE LENDER.
          The undersigned expressly agrees that all disputes, controversies or claims arising hereunder, and the interpretation of any of the provisions or the performance called for hereunder shall be governed and determined by the laws of the State of Indiana and any suit or action at law or in equity involving a dispute, controversy or claim arising hereunder shall be brought and maintained by either party in a Federal or State Court located in the State of

Indiana only.
     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first hereinabove written.
“Borrower”
XSTREAM SYSTEMS, INC.
Fed Id # 20-1180466

BY:	/s/ Brian T. Mayo

Name:	Brian T. Mayo
Title:	President & CEO